Exhibit 8.1

355 South Grand Avenue, Suite 100 Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com
FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
August 24, 2018	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Seoul
	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
Phillips Edison & Company, Inc. 11501 Northlake Drive Cincinnati, Ohio 45249	Milan	Washington, D.C.

Re:	Agreement and Plan of Merger dated as of July 17, 2018

Ladies and Gentlemen:

We have acted as special tax counsel to Phillips Edison & Company, Inc., a Maryland corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Phillips Edison Grocery Center REIT II, Inc., a Maryland corporation (“PE REIT II”) with and into REIT Merger Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of the Company (“REIT Merger Sub”), with REIT Merger Sub surviving the Merger.  The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of July 17, 2018 (the “Merger Agreement”).  This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission (the “Commission”) of, the registration statement on Form S-4 (Registration No. 333-226625) initially filed by the Company with the Commission on August 6, 2018, as amended through the date hereof (the “Form S-4”), which includes the joint proxy statement/prospectus relating to the Merger (the “Joint Proxy Statement”).  Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Form S-4 and the Joint Proxy Statement, (iii) the respective tax representation letters of the Company and of PE REIT II delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

August 24, 2018

In addition, we have assumed, with your consent, that:

1.
Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Company Merger Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.
The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Form S-4 and the Joint Proxy Statement, and the Merger will be effective under the laws of the State of Maryland;

3.
All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Company Merger Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Company Merger Effective Time;

4.
Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based on any person’s “belief,” “expectation” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Company Merger Effective Time, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Form S-4 and the Joint Proxy Statement; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the Company Merger Effective Time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Form S-4, the Joint Proxy Statement, the Officer’s Certificates and herein, we are of the opinion that, for United States federal income tax purposes, the Merger, when effective, will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

August 24, 2018

1.
This opinion represents our best judgment as of the date hereof regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger.  We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.
No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, the Form S-4, the Joint Proxy Statement and the Officer’s Certificates, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered in connection with the Company’s filing of the Form S-4 and the Joint Proxy Statement. We consent to the filing of this opinion as an exhibit to the Form S-4 and the Joint Proxy Statement and to the reference to our firm name therein under the captions “The Mergers—U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP